Exhibit 10.1

AVON PRODUCTS, INC.

2010 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Pursuant to the provisions of its 2010 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has granted to you (the “Optionee”) the right and option to purchase from the Company shares of Stock (the “Option”) at a fixed price (the “Grant Price”) per share as set forth in the Optionee’s grant notification. All capitalized terms used in this Stock Option Agreement (this “Agreement”) shall have the meaning set forth in the Plan, unless the context requires a different meaning.

2. Exercise of Option.

(a) This Option shall be exercisable in the installments outlined in the Optionee’s grant notification. The entire Option is fully exercisable after the final vesting date. To the extent that any of the installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until this Option shall terminate, expire or be surrendered. An exercise shall be for whole shares only.

(b) Shares may be purchased through the Company’s authorized agent: (i) on-line, (ii) via the telephone or (iii) through a broker. The Optionee shall designate one, or a combination, of the following methods of purchase:

(i) tender to the Company’s authorized agent of a check for the full Grant Price of the shares with respect to which such Option or portion thereof is exercised, or

(ii) by delivery to the Company’s authorized agent of a number of shares of Stock (which may include an attestation of ownership of such shares of Stock) having an aggregate Fair Market Value of not less than the product of the Grant Price multiplied by the number of shares the Optionee intends to purchase upon exercise of the Option on the date of delivery, or

(iii) instructions to the Company’s authorized agent that shares of Stock acquired as a result of the option exercise be immediately sold and that the Company’s authorized agent deliver the full Grant Price to the Company, together with any tax withholdings, whereupon the net cash proceeds and/or shares of Stock shall be forwarded to the Optionee. The Company may establish special terms and conditions for this “cashless” exercise, and at any time may terminate availability of this form of purchase.

3. Expiration of Option. The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:

(a) The tenth anniversary of the date of grant (the “Grant Date”), or such earlier time as the Company may determine is necessary or appropriate in light of applicable laws; or

(b) The second anniversary of the date of the Optionee’s Separation from Service by reason of death; or

(c) The date of the Optionee’s Separation from Service for Cause; or

(d) The date that is ninety days after Separation from Service of the Optionee for a reason other than for Cause, death, Disability or Retirement, but only to the extent the Option is exercisable as of the date of such Separation from Service (with any unexercisable portion of the Option terminating on the date of any such Separation from Service); or

(e) Unless otherwise determined by the Committee, the Optionee’s violation of any non-disclosure, non-compete or non-solicitation covenant applicable to the Optionee as set forth in Section 4 of this Agreement or in his or her severance agreement, employment contract or any Company policy, regardless of whether or not the Optionee has incurred a Separation from Service due to Disability, Retirement or otherwise.

In the event of Separation from Service because of death, the entire Option shall immediately become exercisable as to all shares, notwithstanding Section 2(a) of this Agreement. In the event of Separation from Service because of Disability or Retirement, the Option shall continue to vest according to the schedule as set forth in the grant notification referred to in Section 2(a) of this Agreement and be exercisable through the tenth anniversary of the Grant Date.

A paid or unpaid leave of absence of the Optionee or other period during which the Optionee is entitled to salary continuation shall not constitute a Separation from Service of the Optionee. During a paid or unpaid leave of absence or such other period during which the Optionee is entitled to salary continuation, the Option shall continue to vest according to the schedule set forth in the grant notification referred to in Section 2(a) of this Agreement.

For purposes of this Agreement, the Optionee’s employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary.

4. Non-Competition/Non-Solicitation/Non-Disclosure. The Optionee agrees that, at any time prior to any exercise of the Option granted hereunder, and for a period of one year after the later of completion of all such exercises of the Option or the Optionee’s Separation from Service with the Company for any reason whatsoever (including Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in any of the following activities:

(a) The Optionee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Optionee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int’l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Sara Lee Corporation, Shaklee Corp., The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Proctor & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Virgin Vie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), or any of their affiliates;

(b) The Optionee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment; or

(c) The Optionee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Optionee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Optionee), to anyone other than the Company and those designated by it.

In the event the Company determines that the Optionee has breached any term of this Section 4 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee, (i) all unexercised portions of the Option granted hereunder shall terminate to the extent the Option has not been exercised and (ii) if the Option has been exercised, the Optionee shall forfeit all shares of Stock issued to the Optionee in connection with the exercise of the Option hereunder; provided, however, that the Company shall return to the Optionee the lesser of any consideration paid by the Optionee in exchange for Stock issued to the Optionee hereunder or the Fair Market Value of the Stock forfeited hereunder at the time of forfeiture; and provided, further, that if the Optionee no longer holds shares of Stock issued to the Optionee hereunder, the Optionee shall pay to the Company in cash the excess of the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Optionee hereunder over any consideration paid by the Optionee in exchange for such shares of Stock.

5. Compensation Recoupment Policy. For those Optionees who are subject to the Company’s Compensation Recoupment Policy, the Option and the shares of Stock issued to the Optionee in connection with the exercise of the Option hereunder are subject to the Company’s Compensation Recoupment Policy.

6. Application of Laws. The granting of these Options and the delivery of shares hereunder shall be subject to all applicable laws, rules and regulations.

7. Tax Withholding. No delivery of shares may be made to the Optionee until the Company has received all amounts required for federal, state or local tax withholding. The method of withholding shall be subject to such rules as the Company may adopt from time to time.

It is recognized by both parties that, based on current laws, the difference between the Fair Market Value of the shares purchased by an option exercise and the Grant Price of such shares generally will constitute ordinary taxable income for U.S. federal income and social security tax purposes and for most state and local income tax purposes.

8. Notice. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his or her current address shown on the Company’s records. Notice shall be sent by mail, express delivery or, if practical, by electronic delivery or hand delivery.

9. No Acquired Rights. The award of this Option does not entitle Optionee to any benefit other than that specifically granted under this Agreement and under the Plan, nor to any future awards or other benefits under the Plan or any similar plan. Any benefits granted under this Agreement and under the Plan are not part of Optionee’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. Optionee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or Optionee’s participation therein, at any time, at the Company’s sole discretion and without notice.

10. Other Provisions. The provisions set forth in the Plan relating to stock options are specifically incorporated by reference in this Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed this Agreement as of the Grant Date.

AVON PRODUCTS, INC.	OPTIONEE

Andrea Jung	Name:
Chief Executive Officer

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